                                 STATE OF OHIO
                            DEPARTMENT OF INSURANCE


IN THE MATTER OF:                       :CONFIDENTIAL AMENDED SUPERVISION
                                        :ORDER PURSUANT TO OHIO
INTEGRITY LIFE INSURANCE COMPANY        :REVISED CODE SECTION 3903.11

          Pursuant to Ohio Revised Code ("O.R.C.") Section 3903.09(B), the Superintendent made the determination to supervise Integrity Life Insurance Company (the "Company"), an Ohio life insurance legal reserve corporation, and placed the Company under supervision by an Order issued August 20, 1999 ("Supervision Order"). The Superintendent has determined to amend the Supervision Order ("Amended Supervision Order"): the Amended Supervision Order shall supercede the Supervision Order.

     1. By copy of this Amended Supervision Order, (the "Company") is hereby notified that it remains under supervision.

     2. The Superintendent's requirement to abate the determination and thereby be released from Supervision is that the Company shall attain sufficient liquidity, surplus, and reserves necessary to exceed and maintain company Action Level RBC, as defined in O.R.C. Section 3903.81.

     3. During the period of this Supervision, Michael F. Motil, Assistant Chief Examiner, Office of Financial Regulation, remains Supervisor of the Company. The Supervisor is directed to enforce additional orders issued under O.R.C. Section 3903.09(A) or (B). During the period of supervision, the Company is hereby ordered and shall not, without the prior written consent of the Superintendent or the Supervisor:

           a)   Dispose of, convey or encumber any of its assets;

           b) withdraw from any accounts, except for death benefits, previously scheduled systematic withdrawals, previously scheduled immediate annuity payments, variable annuities and variable life payments that are maintained separately pursuant to O.R.C Section 3907.15 and agent commission payments;

           c)    lend any of its funds;

           d) invest any of its funds except in investments expressly permitted by O.R.C. Section 3907.14;

           e)    transfer any of its property;

           f)    incur any debt, obligation, or liability;

           g)    merge or consolidate with any other person;

           h) enter into any new, modify, amend or cancel any existing reinsurance contract or treaty; or

           i) implement any action ratified at any meeting of the board of directors, executive committee, or any other committee of the Company.

     4. The Superintendent may retain, at the Company's expense, such experts (including, but not limited to, attorneys, actuaries, accountants and investment advisors) not otherwise a part of the Superintendent's staff, as the Superintendent reasonably believes is necessary to assist in the supervision of the Company.

     5. The Company shall immediately report any material changes to its operations to the Department of Insurance.

     6. The Company's board of directors shall provide a certified resolution within ten (10) business-days to the Department stating that it has received a copy of this Supervision Order.

     7. This Amended Supervision Order shall remain in effect for 60 days. Unless the Superintendent begins proceedings under O.R.C. Section 3903.12 or 3903.17 for the appointment of a rehabilitator or liquidator, this Amended Supervision Order shall be extended for successive 60-day periods automatically until written notice from the Superintendent is given to the Company ending this Supervision.

     8. The Company may, within 30 days of the date of service of this Amended Supervision Order, request a hearing to review this Order. If requested, such hearing will be held in Franklin County, Ohio, and will be held privately unless the Company requests a public hearing. At any such hearing, the Company may appear via its officers or through counsel or other person authorized to practice before the Department of Insurance, and may present evidence and examine witnesses appearing before and against it.

           A copy of this Amended Supervision Order shall be served upon John R. Lindholm, President, Integrity Life Insurance Company, 515 West Market Street, Louisville, Kentucky 40202.



Date: August 31, 1999                  /s/ J. Lee Covington II
     -----------------------           ----------------------------
                                       J. Lee Covington II by [Illegible]
                                                            Deputy Director

                             CERTIFICATE OF SERVICE

The undersigned hereby certifies that a true copy of the foregoing Confidential Amended Supervision Order was sent this 31st day of August, 1999, by certified mail, return receipt requested, to John R. Lindholm, President, Integrity Life Insurance Company, 515 West Market Street, Louisville, Kentucky 40202, and by facsimile 502/582-7903 to Kevin Howard, Senior Vice President, ARM Financial Group.


Certified Mail No. Z 395 347 548          Beverly A. Abbott
                   -------------          -----------------